UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                                 WASHINGTON, DC  20549

                               SCHEDULE 13G

                        UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO. ________)*

                                 Swing-N-Slide Corporation
    ________________________________________________________________________
                                        (Name of Issuer)

                                    Common
    ________________________________________________________________________
                               (Title of Class of Securities)

                               870775103
                      _______________________________
                                     (CUSIP Number)


    Check the following box if a fee is being paid with this statement
    [   ].  (A fee is not required only if the filing person:  (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

    *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

    The information required in the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                        Page 1 of 4 pages

    CUSIP No.  870775103
                                  13G
    ________________________________________________________________________
    1        NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Massachusetts Mutual Life Insurance Company
             04-1590850
    ________________________________________________________________________
    2        CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP
                                        (A)  _______

                                        (B)  __x____
    ________________________________________________________________________
    3        SEC USE ONLY



    ________________________________________________________________________
    4        CITIZENSHIP OF PLACE OF ORGANIZATION

             Commonwealth of Massachusetts
    ________________________________________________________________________
                      5        SOLE VOTING POWER
    NUMBER OF
       SHARES                   277,583
                      ____________________________________________________
    BENEFICIALLY      6        SHARED VOTING POWER
       OWNED BY
       EACH                    not applicable
                      ____________________________________________________
    REPORTING         7        SOLE DISPOSITIVE POWER
       PERSON
       WITH                     277,583
                      ____________________________________________________
                      8        SHARED DISPOSITIVE POWER

                               not applicable
    ________________________________________________________________________
    9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
             PERSON

              277,583
    ________________________________________________________________________
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES *

             not applicable
    ________________________________________________________________________
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  3.5%
    ________________________________________________________________________
    12       TYPE OF REPORTING PERSON *

             IC  (insurance company)
    ________________________________________________________________________

                      *  SEE INSTRUCTION BEFORE FILLING OUT!

                                        Page 2 of 4 pages

    CUSIP No.  870775103
                                  13G
    ________________________________________________________________________
    1        NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             MassMutual Corporate Investors
             04-2483041
    ________________________________________________________________________
    2        CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP
                                        (A)  _______

                                        (B)  __x____
    ________________________________________________________________________
    3        SEC USE ONLY



    ________________________________________________________________________
    4        CITIZENSHIP OF PLACE OF ORGANIZATION

             Commonwealth of Massachusetts
    ________________________________________________________________________
                      5        SOLE VOTING POWER
    NUMBER OF
       SHARES                   148,044
                      ____________________________________________________
    BENEFICIALLY      6        SHARED VOTING POWER
       OWNED BY
       EACH                    not applicable
                      ____________________________________________________
    REPORTING         7        SOLE DISPOSITIVE POWER
       PERSON
       WITH                     148,044
                      ____________________________________________________
                      8        SHARED DISPOSITIVE POWER

                               not applicable
    ________________________________________________________________________
    9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
             PERSON

              148,044
    ________________________________________________________________________
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES *

             not applicable
    ________________________________________________________________________
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  1.9%
    ________________________________________________________________________
    12       TYPE OF REPORTING PERSON *

             IV (investment company)
    ________________________________________________________________________

                      *  SEE INSTRUCTION BEFORE FILLING OUT!

                                        Page 3 of 4 pages

    CUSIP No.  870775103
                                  13G
    ________________________________________________________________________
    1        NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             MassMutual Participation Investors
             04-3025730
    ________________________________________________________________________
    2        CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP
                                        (A)  _______

                                        (B)  __x____
    ________________________________________________________________________
    3        SEC USE ONLY



    ________________________________________________________________________
    4        CITIZENSHIP OF PLACE OF ORGANIZATION

             Commonwealth of Massachusetts
    ________________________________________________________________________
                      5        SOLE VOTING POWER
    NUMBER OF
       SHARES                    74,022
                      ____________________________________________________
    BENEFICIALLY      6        SHARED VOTING POWER
       OWNED BY
       EACH                    not applicable
                      ____________________________________________________
    REPORTING         7        SOLE DISPOSITIVE POWER
       PERSON
       WITH                      74,022
                      ____________________________________________________
                      8        SHARED DISPOSITIVE POWER

                               not applicable
    ________________________________________________________________________
    9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
             PERSON

               74,022
    ________________________________________________________________________
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES *

             not applicable
    ________________________________________________________________________
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  1.0%
    ________________________________________________________________________
    12       TYPE OF REPORTING PERSON *

             IV (investment company)
    ________________________________________________________________________

                      *  SEE INSTRUCTION BEFORE FILLING OUT!

                                        Page 4 of 4 pages

    CUSIP No.  870775103
                                  13G
    ________________________________________________________________________
    1        NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             MassMutual Corporate Value Partners Ltd

    ________________________________________________________________________
    2        CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP
                                        (A)  _______

                                        (B)  __x____
    ________________________________________________________________________
    3        SEC USE ONLY



    ________________________________________________________________________
    4        CITIZENSHIP OF PLACE OF ORGANIZATION

             Cayman Islands
    ________________________________________________________________________
                      5        SOLE VOTING POWER
    NUMBER OF
       SHARES                    92,528
                      ____________________________________________________
    BENEFICIALLY      6        SHARED VOTING POWER
       OWNED BY
       EACH                    not applicable
                      ____________________________________________________
    REPORTING         7        SOLE DISPOSITIVE POWER
       PERSON
       WITH                      92,528
                      ____________________________________________________
                      8        SHARED DISPOSITIVE POWER

                               not applicable
    ________________________________________________________________________
    9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
             PERSON

               92,528
    ________________________________________________________________________
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES *

             not applicable
    ________________________________________________________________________
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  1.2%
    ________________________________________________________________________
    12       TYPE OF REPORTING PERSON *

             CO (corporation)
    ________________________________________________________________________

                      *  SEE INSTRUCTION BEFORE FILLING OUT!


    Page 2 of 3 pages


    ITEM 1(a).  Name of Issuer:  Swing-N-Slide Corporation

    ITEM 1(b).  Address of Issuer's Principal Executive Offices:

             1212 Barberry Drive
             Janesville, WI  53545


    ITEM 2(a).  Name of Person Filing:

                This statement is filed on behalf of Massachusetts Mutual Life Insurance Company, MassMutual Corporate Investors, MassMutual Participation Investors, and MassMutual Corporate Value Partners Ltd.
                which together may be regarded as a group for the purpose of this statement. This statement is signed on behalf of both the aforementioned parties, and therefore, it does not include a separate agreement providing for a joint filing.

    ITEM 2(b).  Address of Principal Business Office:

                MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY
                1295 State Street
                Springfield, Massachusetts  01111

                MASSMUTUAL CORPORATE INVESTORS
                1295 State Street
                Springfield, Massachusetts  01111

                MASSMUTUAL PARTICIPATION INVESTORS
                1295 State Street
                Springfield, Massachusetts  01111

                MASSMUTUAL CORPORATE VALUE PARTNERS LTD.
                Cayman Islands

    ITEM 2(c).  Citizenship

                MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY is organized under the laws of the Commonwealth of Massachusett

                MASSMUTUAL CORPORATE INVESTORS is
                organized under the laws of the Commonwealth of Massachusett

                MASSMUTUAL PARTICIPATION INVESTORS is
                organized under the laws of the Commonwealth of Massachusett

                MASSMUTUAL CORPORATE VALUE PARTNERS LTD. is organized under the laws of Cayman Islands

    ITEM 2(d).  Title of Class of Securities:  Common Stock

    ITEM 2(e).  CUSIP NUMBER:  870775103

    ITEM 3. This statement is filed pursuant to Rule 13d-1(b) by Massachusetts Mutual Life Insurance Company, an insurance company as defined in Section 3(a)(19), MassMutual Corporate Investors, an investment company registered under Section 8 of the Investment Company Act of 1940, MassMutual Participation Investors, an investment company registered under Section 8 of the Investment Company Act of 1940, and MassMutual Corporate Value Partners Ltd., a corporation which together may be regarded as a group pursuant to Rule
                13d-1(b) (ii) (H).

    ITEM 4.     Ownership:

                This statement if filed to report information as of March 13, 1997:

                (a)  Amount Beneficially Owned:

                Massachusetts Mutual Life Insurance Company,
                MassMutual Corporate Investors, MassMutual
                Participation Investors, and MassMutual Corporate Value Partners Ltd. own respectively 277,583, 148,044, 74,022, and 92,528 warrants exercisable into equal amounts of common stock.

                Total shares of common stock owned directly and indirectly: 592,177.

                The filing of this statement shall not be construed as an admission that Massachusetts Mutual Life Insurance Company, MassMutual Corporate Investors, MassMutual Participation Investors, and MassMutual Corporate Value Partners Ltd. are for the purposes of sections 13(d) and 13(g) of the Securities Exchange Act of 1934, the beneficial owners of any common stock of the issuer.

                (b)  Percent of Class:

                Percentage of ownership is calculated as follows:

                592,177, (shares held) / 20,799,133 (shares outstanding)
                       + 591,177 (shares from warrants) = 7.2%


                (c)  Powers:

                Massachusetts Mutual Life Insurance Company,
                MassMutual Corporate Investors, MassMutual
                Participation Investors, and MassMutual Corporate Value Partners Ltd. have sole power to vote or dispose of respectively 277,583, 148,044, 74,022 and 92,528 shares of common stock.

    ITEM 5.     Ownership of Five Percent or Less of a Class:

                Not applicable

    ITEM 6. Ownership of More Than Five Percent on Behalf of Another Person:

                Not applicable

    ITEM 7.     Identification and Classification of the
                Subsidiary Which Acquired the Security Being
                Reported on by the Parent Holding Company:

                Note applicable

    ITEM 8. Identification and Classification of Members of the Group:

                not applicable

    ITEM 9.     Notice of Dissolution of the Group:

                Not applicable

    ITEM 10.    Certification:

                By signing below, MASSACHUSETTS MUTUAL LIFE
                INSURANCE COMPANY, MASSMUTUAL CORPORATE
                INVESTORS, MASSMUTUAL PARTICIPATION
                INVESTORS and MASSMUTUAL CORPORATE VALUE
                PARTNERS LTD. certify to the best of their knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

    Signature
    ---------
                After reasonable inquiry and to the best of knowledge and belief, MASSACHUSETTS MUTUTAL LIFE INSURANCE
                COMPANY, MASSMUTUAL CORPORATE INVESTORS,
                MASSMUTUAL PARTICIPATION INVESTORS, and
                MASSMUTUAL CORPORATE VALUE PARTNERS
                LTD. certify that the information set forth in this statement is true, complete and correct.


    March 28, 1997                      March 28, 1997
    _____________________               _____________________
         Date                                Date

    MASSACHUSETTS MUTUAL                MASSMUTUAL CORPORATE
    LIFE INSURANCE COMPANY              INVESTORS

    By:  signature                      By:  signature


    Richard C. Morrison                 Richard C. Morrison
    Vice President                      Vice President
    _________________________           _________________________
    (Print Name and Title               (Print Name and Title
     of Person Signing)                  of Person Signing)



    March 28, 1997                      March 28, 1997
    _____________________               _____________________
         Date                                Date

    MASSMUTUAL PARTICIPATION            MASSMUTUAL CORPORATE
    INVESTORS                           VALUE PARTNERS LTD.

    By:  signature                      By:  signature


    Richard C. Morrison                 Richard C. Morrison
    Vice President                      Vice President
    _________________________           _________________________
    (Print Name and Title               (Print Name and Title
     of Person Signing)                  of Person Signing)